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                                                                  EXHIBIT 10.5



                            JOINT VENTURE AGREEMENT


         This Joint Venture Agreement ("JV AGREEMENT") is made and entered into as of May 13, 1997 by and between CyberCash, Inc., a corporation organized under the laws of Delaware; CyberCash Japan C.V., a partnership organized under the laws of the Netherlands which is an indirect subsidiary of CyberCash (collectively, "CYBERCASH"); and SoftBank Corporation, a corporation organized under the laws of Japan ("SOFTBANK").

         In consideration of the mutual promises set forth herein, CyberCash and SoftBank hereby agree as follows:

WHEREAS, CyberCash currently operates in the United States a suite of payment services for enabling payments on the Internet the, including a Secure Credit Card Service, the CyberCoin(TM) Service, and the PayNow(TM) Service, and intends to introduce additional payment services in the future (in the aggregate, the "CYBERCASH SERVICES"); and

WHEREAS, CyberCash wishes to offer the CyberCash Services in Japan, and wishes to cooperate with SoftBank in doing so; and

WHEREAS, CyberCash and SoftBank wish to form a joint venture relationship as equal partners for operating and marketing the CyberCash Services in Japan; and

WHEREAS, CyberCash wishes to develop for the joint venture a version of its software for the Japanese market and convey that software to the joint venture; and

WHEREAS, SoftBank wishes to invest in the joint venture a substantial portion of the funds necessary to finance the customization of the CyberCash Technology and to provide working capital for the joint venture;

NOW THEREFORE, CyberCash and SoftBank agree as follows:

1.       FORMATION AND CAPITALIZATION OF THE JOINT VENTURE.

         1.01 GENERAL. CyberCash has organized, and is the sole shareholder of a Japanese corporation, "CyberCash Kabushiki Kaisha" (known in English, as "CyberCash KK", and referred to in this Agreement as "CCKK"). The Articles of Incorporation of CCKK are attached hereto as Exhibit A. The principal office of CCKK shall be located in Tokyo, Japan.

         1.02 PURPOSES OF CCKK. The purposes of CCKK shall be (i) to assist in the preparation of specifications for CyberCash's technology localized for the Japanese market (the "LOCAL SOFTWARE"), (ii) to finance the development of the Local Software, (iii) to provide the CyberCash Services in Japan, (iv) to market the CyberCash Services in the Japanese market, and (v) to engage in other business activities consistent with this JV Agreement as the Board of Directors shall determine.

         1.03 TERM. The joint venture will have an initial term of five years.



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         1.04 CAPITAL STOCK. The authorized capital stock of CCKK initially shall be 800 shares of Common Stock (the "COMMON STOCK"). The company shall also be authorized to issue Convertible Preferred Stock not to exceed 1,000 shares (the "PREFERRED STOCK"). The Preferred Stock shall not have any dividend preference, but it shall have a liquidation preference giving its holders priority over the Common Stock in the event of liquidation.

         1.05 INITIAL CAPITALIZATION. CyberCash is currently the sole shareholder of CCKK, having purchased 200 shares of Common Stock for the sum of 10,000,000 Yen.

         1.06 INVESTMENT BY SOFTBANK. Within 10 business days of the execution of this Agreement, SoftBank shall purchase 80 shares of Preferred Stock at a purchase price of 2,500,000 Yen per share. (The time of such purchase shall be referred to herein as the "CLOSING.")

         1.07 ADDITIONAL INVESTMENT BY SOFTBANK AFFILIATE. Not later than June 30, 1997, SoftBank shall purchase, or shall cause one of its affiliates to purchase an additional 120 shares of Preferred Stock at a purchase price of 2,500,000 Yen per share.

         1.08 RESERVED SHARES. With the consent of CyberCash and SoftBank, CCKK may reserve 20 shares of Common Stock for issuance to CCKK's employees and consultants pursuant to stock options or other forms of employee benefit plans as determined by the Board of Directors.

         1.09 ADDITIONAL CAPITAL. With the consent of CyberCash and SoftBank, CCKK may issue additional shares of capital stock in connection with capital contributions made after the Closing subject to applicable law and due approval by the Board of Directors. The Articles of Incorporation shall not provide any stockholder with preemptive rights. The parties acknowledge that they contemplate selling stock or warrants to Japanese banks as an incentive to the banks to make use of the services of CCKK. It is not, however, the intention of the parties to engage in additional financing during the six months after the Closing that would reduce CyberCash's position to less than 45% of the outstanding equity capital.

         1.10 RESTRICTIONS ON TRANSFER. Neither CyberCash nor SoftBank shall voluntarily transfer, sell, assign, pledge, hypothecate, give or otherwise dispose of all or any portion of its Common Stock or any warrants to purchase Common Stock without the prior written approval of the other party, except in connection with a termination of the joint venture pursuant to Section 9 hereof. In implementation of the preceding sentence, each certificate evidencing shares of Common Stock or warrants will bear a restrictive legend. Any attempted transfer in violation of this Section 1.10 shall be void and shall not be reflected on CCKK's stock records. This restriction on transfer shall cease upon the completion of an initial public offering of CCKK's Common Stock.

         1.11 DEADLOCK. Should the Board of Directors be deadlocked and unable to reach a decision with respect to any major issue for a period of two consecutive regular meetings, then either CyberCash or SoftBank (the "DISSENTING PARTY") may offer to sell its shares in CCKK to the other (the "NON-DISSENTING PARTY") at a price, and on terms and conditions, specified in writing (the "OFFER"). If the Non-Dissenting Party does not accept the Offer in writing within 30 days of receiving it, the Dissenting Party shall have an option to purchase the Non-Dissenting Party's shares in CCKK at the same price, and on the same terms and conditions as set forth in the Offer. If the Dissenting Party does not exercise that option within 30 days, it may sell its


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shares to a third party; provided that the sale must be at a price, and on terms and conditions, no more favorable than those set forth in the Offer.

2.       MANAGEMENT AND OPERATIONS OF THE JOINT VENTURE.

         2.01 GENERAL. The powers, responsibilities and procedures of the stockholders, the Board of Directors and the officers shall be as specified in this Agreement and in the Articles of Incorporation and Bylaws of CCKK. Written agendas of the subjects or topics to be covered at CCKK stockholder and Board of Directors meetings shall be distributed to the participants in advance of such meetings; written descriptions of such meetings or topics to be covered shall be distributed at such meetings and be the basis of any discussion.

         2.02 STOCKHOLDER MATTERS. Annual and special meetings of the stockholders shall be conducted as provided in the Articles of Incorporation and the Bylaws.

         2.03     BOARD OF DIRECTORS.

                  (a) CCKK will be managed by a Board of Directors. Initially, the Board will consist of three members, two of whom will be elected by CyberCash and one by SoftBank. Upon the closing of the additional investment by SoftBank or its affiliate contemplated by Section 1.07, there shall be a fourth director, who shall be designated by SoftBank. The parties agree so to vote their shares as to effectuate the foregoing provisions. The powers and duties, indemnification and other terms and conditions of such directors shall be as defined and set forth in the Bylaws of CCKK.

                  (b) Subject to Section 2.03(c), unless otherwise required by law, decisions of the Board of Directors shall require the affirmative vote or consent of a majority of the total number of directors.

                  (c) Any of the following actions by the Board of Directors shall require the affirmative vote of at least 75% of the directors:

                      (i) The adoption of, or any material change in, the business plan and the operating plan for CCKK;

                      (ii)  The approval of the annual budget for CCKK;

                      (iii) The sale of any equity security other than pursuant
                            to an employee benefit plan;

                      (iv) The borrowing during any six-month period in excess of 50,000,000 Yen.

                      (v)   a merger or combination transaction involving CCKK;

                      (vi) the appointment or dismissal of the chief executive officer and the chief operating officer of CCKK;

                      (vii) a sale of all or substantially all of CCKK's
                            assets; and

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                      (viii)any purchase of securities having a value of more
                            than 10,000 Yen (other than the purchase of money-market instruments for the purpose of cash management).

         2.04     ADVISORY COUNCIL.

                  (a) Within one year after the Closing, CyberCash and SoftBank shall mutually agree on the appointment of an Advisory Council consisting of two or three senior executives from the financial institutions taking part in the business of CCKK or investing in CCKK, and/or senior and respected governmental officials, either currently active or retired.

                  (b) The management and directors of CCKK shall consult the Advisory Council for advice on matters of policy and strategy and shall seek the assistance of the Advisory Council with respect to making contacts and forming relationships with persons and financial institutions and other companies who may be helpful to CCKK.

                  (c) In the event that the Board of Directors of CCKK is deadlocked with respect to any major decision, the Board of Directors shall seek the advice of the Advisory Council, which, in addition to providing advice and guidance on the issue in question, may act as mediator to assist the Board of Directors to reach a decision and to avoid future deadlocks.

         2.05 OPERATING MANAGEMENT. The Board of Directors may appoint officers to manage CCKK.

         2.06 ACCOUNTING. CCKK will retain a firm of independent certified public accountants, at CCKK's expense, to audit its financial statements annually.

3.       DEVELOPMENT OF LOCALIZED SOFTWARE.

         3.01 SOFTWARE DEVELOPMENT AGREEMENT. Prior to Closing CyberCash and CCKK shall enter into a Software Development Agreement pursuant to which CyberCash shall agree to do the customization and localization work necessary to adapt the CyberCash Technology to the Japanese Market pursuant to specifications developed as provided below and to convey the software so developed to CCKK (the "SDA"). This work shall include modification of the CyberCash Gateway Software, the CyberCash Wallet Software, and the CyberCash Merchant Software in their current form for use in Japan. (The software so modified is referred to herein as the "LOCAL SOFTWARE.") The SDA shall provide that CCKK shall agree to pay CyberCash its fully-burdened cost plus $100,000 (not to exceed US $1,100,000) of performing the development work. CCKK shall make an initial payment of US $600,000. CyberCash shall furnish CCKK with monthly statements setting forth the progress of the work and the cost of the time and materials incurred. After the sum of the statements exceeds US $600,000, CCKK shall pay the outstanding balance within 15 days of presentation.

         3.02 PROJECT PLAN. The parties to this JV Agreement shall cooperate in the preparation not later than July 15, 1997 of a Project Plan for the joint venture. The Project Plan shall provide for a schedule for the development of the Local Software, a plan for an experimental operation, in which Japanese banks will be invited to participate, and a plan for the commencement of full commercial operations. Both CyberCash and SoftBank must approve the commencement of full commercial operations. The Project Plan shall include the following: (i) a


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development plan for software specifications, (ii) a training schedule, (iii) an assurance testing plan, (iv) a business plan for the joint venture (including a marketing plan), (v) an implementation plan for both the pilot phase and the full implementation of each service and (vi) a fee payment schedule.

         3.03 SALE OF BUSINESS. CyberCash shall not transfer all or substantially all of its assets or business to any third party unless and until the third party has executed a written agreement pursuant to which the third party is bound by all of the terms and conditions of this Agreement.

4.       LICENSE OF MARKS.

         4.01 LICENSE OF MARKS. CyberCash will grant, at no cost to CCKK a license to use in Japan the CyberCash name and all trademarks and service marks of CyberCash associated with the CyberCash Services.

         4.02 ACCESS TO THE CYBERCASH GATEWAY SYSTEM. CCKK will have access to any other Gateways that CyberCash currently, or in the future, operates or licenses as part of its global Internet payments system for the purpose of processing transactions involving a transaction party outside of Japan or involving currencies other than the Yen, subject to the terms and conditions that CyberCash establishes for connections to other Gateways, including compliance with its global system operating rules and connectivity standards and the payment of standard transaction processing fees.

         4.03 ALL NECESSARY RIGHTS. CyberCash represents that (i) it has and will have during the term hereof all necessary rights to grant CCKK the license to use CyberCash's service marks and trademarks as provided in this Section 4, and (ii) there are no outstanding claims or pending lawsuits on the date of this Agreement in connection with any aspect of these service marks and trademarks.

5.       UPGRADES AND MAINTENANCE.

         5.01 SCOPE OF MAINTENANCE. Pursuant to the SDA, CyberCash shall provide maintenance releases, remote support and software defect corrections for the Local Software. CyberCash shall also provide CCKK with all upgrades to the Local Software. CyberCash shall not be required to provide maintenance and support of releases of Local Software that are more than one release prior to the current release.

         5.02 FEES AND EXPENSES. CCKK shall reimburse CyberCash for the fully burdened costs it incurs in performing maintenance of the Local Software, and in providing customized versions of maintenance and upgrade releases; provided that such costs shall be limited to the incremental costs incurred by CyberCash for work particular to CCKK and will not include costs incurred with respect to general maintenance and upgrades of its software and technology. CCKK shall also pay any travel expenses of CyberCash personnel reasonably necessary to perform maintenance and upgrade work or installation under this Section 5.

         5.03 SET COMPLIANCE. The Local Software shall be compliant with the latest version of the SET Protocol available. As soon as possible after SET Protocol version 1.0 is available, necessary revision shall be made to the Local Software so that it is made compliant therewith.

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6.       TRAINING OF EMPLOYEES.

         CyberCash shall provide initial training for personnel employed by CCKK in the operation and maintenance of the Local Gateways on the training schedule established in the Project Plan. The training shall be provided at CyberCash's facilities and shall be available to personnel possessing minimum qualifications specified by CyberCash. CCKK shall pay the travel and living expenses of the trainees, and CyberCash shall be responsible for the remaining costs of training.

7.       CONFIDENTIALITY.

         7.01 CONFIDENTIAL INFORMATION. The parties acknowledge that they, their subsidiaries and affiliated companies are the owners of valuable trade secrets and other confidential information and that they license Confidential Information from others.

         7.02 NON-DISCLOSURE. All Confidential Information disclosed by one party to the other party in connection with the joint venture shall remain the property of and be deemed proprietary to the disclosing party. The receiving party agrees to receive Confidential Information in strict confidence, to hold Confidential Information in trust for the disclosing party and to use Confidential Information solely and exclusively in accordance with the terms of this JV Agreement in order to carry out the purposes set forth in Section 1.02 hereof. Notwithstanding the preceding, no party to this JV Agreement shall be liable for disclosure or use of Confidential Information if the Confidential Information was properly in the public domain at the time it was disclosed or is publicly released in response to a subpoena, court order or other legal process under circumstances in which a protective order or confidentiality agreement has been requested but rejected by the appropriate judicial or other lawful authority.

         7.03 INJUNCTIVE RELIEF. The parties hereto acknowledge that their remedies under this JV Agreement or otherwise available at law in the event of a disclosure of any Confidential Information or any default or threatened default by either party in the performance of its obligations under this
Section 7 will be inadequate and agree that the terms of this Section 7 shall be enforceable by a decree for the specific performance thereof by the defaulting party, or by an injunction against any violation of its terms, or otherwise. The parties hereto further acknowledge and agree that the covenants contained herein are necessary for the protection of legitimate business interests of both parties, their subsidiaries and/or affiliated companies and are reasonable in scope and content.

8. CLOSING. Subject to the satisfaction of the conditions specified in this Section 8 and on the terms set forth herein, the Closing shall take place within 10 days after the execution of the Agreement at a place and time to be determined by the parties.

9.       TERMINATION.

         9.01 TERMINATION. This JV Agreement may be terminated only as follows:

         (a)   By written agreement of the parties hereto at any time;
         (b) Automatically after five years as provided in Section 1.03 hereof, unless the parties hereto agree to extend the term of the Agreement;
         (c) Upon the expiration of the term of CCKK and its liquidation and termination.

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         9.02     EFFECT OF TERMINATION. In the event that this JV Agreement is terminated pursuant to Section 9.01, this Agreement shall terminate without any liability or further obligation of any party to another, except for any breach of this JV Agreement prior to termination. Sections 4.03, 7 and 10 shall survive any expiration or termination of this Agreement.

10.      DISPUTE RESOLUTION.

         Disputes arising under this JV Agreement shall be resolved by arbitration in Tokyo pursuant to the rules of the Japan Commercial Arbitration Association or such other arbitral body as the parties shall select by mutual agreement. This JV Agreement shall be interpreted in accordance with the laws of Japan, without regard to its rules governing choice of law.

11.      MISCELLANEOUS PROVISIONS.

         11.01 NOTICES. All notices, consents, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is sent in the manner provided in clause (c), or (c) when received by the addressee, if sent by DHL, Federal Express, Airborne Express or other generally recognized international express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties):

         (a)   If to SoftBank:

                  SoftBank Corp.
                  3-42-3 Nihonbashi-Hamacho
                  Chuo-ku
                  Tokyo  103 Japan

                  Telecopier No.: 81-3-5641-3402
                  Attention: Yoshitaka Kitao, Executive Vice President

         (b)  If to CyberCash:

                  2100 Reston Parkway, Suite 430
                  Reston, Virginia 20191

                  Telecopier No.:  (703) 264-5928
                  Attention:        Bruce Wilson
                  with a copy to the General Counsel

         11.02 HEADINGS. The headings in this JV Agreement are for convenience of reference only and shall not be given any effect in the interpretation of the JV Agreement.

         11.03 COUNTERPARTS. This JV Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

         11.04 ASSIGNMENT. All of the terms and provisions of this JV Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their


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respective successors and permitted assigns. This JV Agreement shall not be assignable or transferable by either party hereto without the prior written consent of the other party hereto.

         11.05 ENTIRE AGREEMENT; AMENDMENT. This JV Agreement with the annexed Exhibits and Schedules sets forth the entire understanding between the parties relating to the subject matter contained herein and merges all prior discussions between them. No amendment to this JV Agreement shall be effective unless it is in writing and executed by the parties hereto.

         11.06 SEVERABILITY. Any term or provision of this JV Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the person intended to be benefited by such provision or any other provisions of this JV Agreement.

         11.07. NO WAIVER. The failure of a party to insist upon strict adherence to any term of this JV Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this JV Agreement. Any waiver must be in writing.

         11.08. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules attached hereto are incorporated in this JV Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this JV Agreement" and the words "herein," "hereof" and words of similar import refer to this JV Agreement (including its Exhibits and Schedules) as an entirety. In the event of any conflict between the provisions of this JV Agreement and any such Exhibit or Schedule, the provisions of this JV Agreement shall control.



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         IN WITNESS WHEREOF, the parties hereto have caused this JV Agreement to be duly executed, as of the date first above written.



                                            CYBERCASH, INC.


                                            By:  /s/ Bruce G. Wilson
                                                 ------------------------------
                                            Name:    Bruce G. Wilson
                                            Title:   Executive Vice President


                                            CYBERCASH JAPAN C.V.


                                            By:   CyberCash International C.V.
                                                  By:   Reston Parkway II, Inc.



                                            By:  /s/ Bruce G. Wilson
                                                 ------------------------------
                                            Name:    Bruce G. Wilson
                                            Title:   President and Chief
                                                     Executive Officer


                                            SoftBank Corp.


                                            By:  /s/ Yoshitaka Kitao
                                                 ------------------------------
                                            Name:    Yoshitaka Kitao
                                            Title:   Executive Vice President







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